Exhibit 5.1

August 26, 2016

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

RE:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for LSB Industries, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of up to 4,069,324 shares of our common stock, par value $0.10 per share, issued upon the exercise of warrants to purchase our common stock, which warrants were issued to the selling stockholder in connection with a private placement completed on December 4, 2015, and which were exercised on May 19, 2016 (the “Common Shares”). The Common Shares are being offered and sold pursuant to a prospectus forming a part of a Registration Statement on Form S-1 under the Securities Act, Registration Statement No. 333-212503, originally filed with the Securities and Exchange Commission on July 13, 2016 by the Company (such registration statement as amended and supplemented, the “Registration Statement” and the prospectus contained therein (the “Prospectus”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (ii) the Common Shares will be sold in the manner described in the Registration Statement and the Prospectus relating thereto.

In connection with the opinion expressed herein, we have examined, among other things, (i) the Restated Certificate of Incorporation, as amended of the Company and the Amended and Restated Bylaws, as amended of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and the Prospectus, (iii) the Registration Statement and (iv) the Prospectus. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

LSB Industries, Inc.	August 26, 2016 Page 2

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.